Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the registration of 2,000,000 shares of PAREXEL International Corporation common stock, of our reports dated August 27, 2010, with respect to the consolidated financial statements and schedule of PAREXEL International Corporation and the effectiveness of internal control over financial reporting of PAREXEL International Corporation, included in its Annual Report (Form 10-K) for the year ended June 30, 2010 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 9, 2011